EXHIBIT 23.11

To the Shareholder of FrontierVision
Capital Corporation:


We consent to the use of our reports dated March 12, 1997, relating to the balance sheets of FrontierVision Capital Corporation as of December 31, 1996 and July 26, 1996 (inception), and the related statements of operations, cash flows and owners' equity for the period from inception (July 26, 1996) through December 31, 1996, included herein and to the reference to our firm under the heading "Experts" in the post-effective amendment to the Form S-1.



/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Denver, Colorado
March 25, 1997